Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of this 6th day of March, 2015 (the “Effective Date”) by and between White City Partners LLC (“WC Seller”) and White City East Partners LLC (“WCE Seller”) (collectively, “Seller”), each Delaware limited liability companies having addresses c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 and c/o Charter Realty & Development Corp., 800 Westchester Avenue, Suite S-632, Rye Brook, NY 10573, and Inland Real Estate Acquisitions, Inc., an Illinois corporation having an address at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Purchaser”).

R E C I T A L S

A.              WC Seller is the owner of real property consisting of approximately 16.5 acres and described on Exhibit A-1 attached hereto and made a part hereof and the buildings and other improvements thereon commonly known as White City Shopping Center, located at 20 Boston Turnpike, Shrewsbury, Worcester County, Massachusetts 01545 ("WC"). WCE Seller is the owner of real property consisting of approximately 7.309 acres and described on Exhibit A-2 attached hereto and made a part hereof and the buildings and other improvements thereon commonly known as White City East Shopping Center, located at 70, 84, 88-120 Boston Turnpike and 21 South Quinsigamond Avenue, Shrewsbury, Worcester County, Massachusetts 01545 ("WCE") (WC and WCE, collectively, the "Land"). WC and WCE consist, collectively, of approximately 257,080 leasable square feet.

B.              Seller desires to sell the Property (as hereinafter defined) to Purchaser and Purchaser desires to acquire the Property from Seller upon all of the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, Seller and Purchaser agree as follows:

1.               Sale and Purchase of Property. Seller shall sell to Purchaser and Purchaser shall purchase from Seller, upon the terms and conditions hereinafter, the Property. The term "Property" as used in this Agreement shall mean the following: (a) the Land; (b) all right, title and interest of Seller in and to all buildings and other improvements existing on the Land (the "Improvements"); (c) all right, title and interest of Seller in and to all easements, rights of way, development rights, riparian rights, privileges, appurtenances and other rights pertaining to the Land and the Improvements; (d) all right, title and interest of Seller, if any, in and to fixtures, machinery, equipment, articles of personal property and improvements in the nature of personal property attached or appurtenant to, or located on or used in connection with the use or operation of the Land or the Improvements (the "Personal Property"); (e) Seller's interest as land lord under all of the leases, and any other agreements to occupy all or a portion of the Property to which Seller is a party with tenants of the Property (the "Tenants"); and (f) all right, title and interest of Seller, if any, in and to any warranties, guarantees, service contracts, tradenames (including, without limitation, the names "White City" and "White City East") and permits to which Seller is a party or as to which it has the benefit, relating to the Property, to the extent assignable.

2.                                       Purchase Price. (a)      The purchase price for the Property (the "Purchase Price") is the sum of Ninety-seven Million and 00/100 Dollars ($97,000,000.00), and is payable by Purchaser as follows:

(i)                                      One Million and No/100 Dollars ($1 ,000,000.00) (the "First Deposit") upon the full execution of this Agreement by both Seller and Purchaser by wire transfer of immediately available federal funds to Chicago Title Insurance Company, as escrow agent (in such capacity, the "Escrow Agent");

(ii)                                    One Million and No/100 Dollars ($1,000,000.00) (the "Second Deposit") (the "First Deposit" and the "Second Deposit", each and collectively, the "Deposit") by wire transfer of immediately available federal funds to the Escrow Agent no later than the first business day following the expiration of the Due Diligence Period (as hereinafter defined); and

(iii)                                  The balance of the Purchase Price at the Closing by wire transfer of immediately available federal funds to Escrow Agent.

(b)      Time shall be of the essence with respect to the payment of the Deposit. The Deposit shall be deposited by Escrow Agent into an interest-bearing account in a commercial bank with a branch in Massachusetts. Interest on the Deposit shall follow the Deposit so that whoever is entitled to receipt of the Deposit shall receive the accrued interest thereon; provided, however, that if the Closing shall occur, accrued interest on the Deposit shall be credited against the Purchase Price. Purchaser shall pay all taxes with respect to accrued interest on the Deposit and Purchaser shall provide to Escrow Agent a form W-9 with Purchaser's tax identification number. The Deposit shall be held and disbursed by Escrow Agent in accordance with the terms of this Agreement, including, without limitation, the escrow provisions annexed hereto as Exhibit B. If the Closing shall occur, Escrow Agent shall disburse the Deposit and the balance of the Purchase Price under Section 2(a) (iii) above to Seller. Escrow Agent shall hold and otherwise disburse the Deposit in accordance with the terms and conditions of this Agreement.

3.                                      Title. (a)      Seller shall convey to Purchaser at Closing fee simple title to the Property, free of all mortgages and other liens placed on the Property by Seller, but subject to the following matters (the "Permitted Exceptions"): (i) the lien of real estate taxes, assessments and water and sewer charges not yet due and payable, (ii) all matters set forth in the Title Report (as hereinafter defined) and approved by Purchaser or deemed approved by Purchaser as provided herein, (iii) the standard printed exceptions contained in an ALTA form of title insurance policy, unless Purchaser obtains, at its sole cost, expense and risk, endorsements to the respective title insurance policies which exclude any such standard printed exceptions, (iv) all existing building, zoning and other city, state, county or federal laws, codes and regulations affecting the Property; (v) any existing general utility easements serving the Property, (vi) the Leases, and (vii) any title exception created directly by any act or omission of Purchaser or its representatives, agents, employees or invitees.

(b)           (i)   Prior to the date hereof, Seller has provided to Purchaser from Commonwealth Land Title Insurance Company (“Commonwealth"). As soon as reasonably possible Seller and Purchaser shall cooperate to have Chicago Title Insurance Company (the "Title Company"), issue an owner's title commitment to insure title to the Property, together with legible copies of any documents constituting exceptions to title as listed in such title commitment (collectively, the "Title Commitment"). On or before March 12, 2015, Seller shall provide Purchaser with a current ALTA land title survey of the Property certified to Purchaser by a licensed Massachusetts land surveyor (the "Survey"). On or before the date which is later to occur of seven (7) business days after the date Purchaser shall receive the Survey from Seller or the date occurring three (3) business days prior to the expiration of the Due Diligence Period (the period from the date hereof to such date, the "Title Review Period") Purchaser shall give Seller or Seller's attorney written notice that sets forth in reasonable detail any objections that Purchaser has to title or survey matters affecting the Property other than Permitted Exceptions (any of the foregoing, a "Title Defect", and collectively, "Title Defects"; such written notice of any Title Defects shall be referred to as "Purchaser's Objection Notice"). The failure by Purchaser to deliver to Seller or Seller's attorney the Purchaser's Objection Notice within the Title Review Period shall constitute a waiver by Purchaser of any and all title matters of record as of the expiration of the Title Review Period; such title matters of record shall automatically then become Permitted Exceptions and Purchaser shall purchase the Property subject to such Permitted Exceptions.

(ii)   Except as otherwise set forth herein, Seller may, but shall not be obligated to, cure at or prior to the Closing any Title Defect as to which Purchaser timely objected under subsection (i). If Purchaser timely delivers Purchaser's Objection Notice, then Seller or Seller's counsel shall, within three (3) business days after receipt of Purchaser's Object ion Notice, deliver notice to Purchaser or Purchaser's counsel (such notice, "Seller's Response") stating (i) that Seller will remove all of Purchaser's Objections on or before the Closing or (ii) if Seller shall not agree to remove all Title Defects set forth in Purchaser's Objection Notice, which Title Defects set forth in Purchaser's Object ion Notice Seller will not agree to remove, or (iii) that Seller will not agree to remove any Title Defects set forth in Purchaser's Objection Notice, except that in all cases Seller shall be required to remove Mandatory Cure Items (as hereinafter defined). If Seller fails to give any notice to Purchaser within such three (3) business day period, then Seller shall be deemed to have given notice under clause (iii) (in which event Seller shall still be required to remove Mandatory Cure Items). If Seller's Response indicates (or if Seller is deemed to have given notice) either its election under clause (ii) or clause (iii), and Purchaser shall not terminate this Agreement in accordance with the provisions of Section 4(c), then Purchaser shall be deemed to have elected to take title to the Property subject to all Title Defects set forth in Purchaser's Objection Notice which Seller shall not have agreed to cure, and such Title Defects (other than Mandatory Cure Items) shall become Permitted Exceptions under this Agreement. Purchaser may obtain one or more updated Title Reports or updates to the Survey prior to the Closing Date and give notice to Seller of any new Title Defects which were not of record as of the date of Purchaser's original Title Report, and the foregoing process shall be repeated, except that Purchaser shall have three (3) business days following its receipt of Seller's Response under clause (ii) or clause (iii) above (or the expiration of the three (3) business day period, if Seller does not provide Seller's Response) to terminate this Agreement by giving written notice of such election to Seller, in which event Escrow Agent shall disburse the Deposit to Purchaser and this Agreement shall terminate except for those provisions which expressly survive the termination thereof; time shall be of the essence with respect to Purchaser's giving its notice of termination. Seller shall not be obligated to cure nonliquidated encumbrances (e.g. easements, covenants and restrictions) of record as of the date of the Title Report (including any updates thereto), or entered into thereafter with the express written consent of the Purchaser, and which Seller advises Purchaser in Seller’s Response that Seller elects not to cure. Notwithstanding anything to the contrary set forth above, Seller shall cure at or prior to Closing (i) all mortgages of record placed on the Property by Seller, (ii) all real estate tax liens, (iii) all liens and encumbrances placed of record by Seller against the Property after the effective date of Purchaser's original Title Report, and (iv) all judgment, mechanic's and other liens, other than mechanic's liens relating to work performed by or at the request of any Tenant and all encumbrances or other title items objected to by Purchaser and caused by Seller's actions after the Effective Date (the foregoing, the "Mandatory Cure Items"). Failure of Seller to cure a Mandatory Cure Item shall be deemed a default by Seller under this Agreement.

(c)                                If, at the Closing Date, there are any Title Defects which Seller is obligated hereunder to pay and discharge, Seller may use any cash portion of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Purchaser at the Closing instruments in recordable form sufficient to satisfy such Title Defects of record together with the costs of recording or filing such instruments or, provided that Seller has made arrangements with the Title Company at or before the Closing, Seller shall deposit with the Title Company sufficient monies or other items to insure the obtaining and recording of such satisfactions and/or the issuance of title insurance to Purchaser either free of any such Title Defects, or with insurance against enforcement or collection of same out of the Property, in which case such Title Defects shall be omitted from the title report and policy. Purchaser, through the Escrow Agent, if request is made within a reasonable time prior to the Closing Date, agrees to provide at the Closing Purchaser's separate certified or official bank checks as requested, or wire transfers as directed by Seller, for all or part of the balance of the Purchase Price, to facilitate the satisfaction of any such Title Defects. The existence of any such Title Defects shall not be deemed object ions to title if Seller shall comply with the foregoing requirements. The amount of any unpaid taxes, assessments, water charges and sewer rents which Seller is obligated to pay and discharge may, at the option of Seller, be allowed to Purchaser out of the cash portion of the Purchase Price payable at the Closing, provided official bills therefor are furnished by Seller at the Closing. Unpaid franchise taxes and corporate income or other taxes of any limited liability company or other person or entity in the chain of title to the Property shall not be objections to title if the Title Company will insure Purchaser against collection of such taxes out of the Property.

4.                        Due Diligence Period.

(a)                                    Prior to the date hereof, Seller has caused to be delivered to Purchaser, and Purchaser hereby acknowledges receipt of, copies of the following documents relating to the Property and such other documents reasonably requested by Purchaser if and to the extent in Seller's possession (the "Due Diligence Materials"): (i) copies of the Leases, including any and all amendments, modifications and guaranties; (ii) Seller 's existing title insurance policy; (iii) the most recent survey of the Property; (iv) copies of the Environmental Reports (as hereinafter defined); and (v) a current rent roll. Except as otherwise expressly set forth in this Agreement, Seller makes no representation or warranty as to the truth or accuracy of the Due Diligence Materials or any other materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser.

(b)                                     Purchaser shall have the period which expires at 5:00 PM on the date occurring twenty-one (21) days after the date of this Agreement (the "Due Diligence Period") in which to inspect the Property in order to ascertain whether the Property is acceptable to Purchaser. Purchaser and Seller previously executed an Access Agreement setting forth terms and conditions concerning Purchaser's performance of due diligence with respect to the Property prior to the date hereof, all of the terms and conditions of which are hereby agreed to survive the execution of this Agreement and be deemed to apply as well during the Due Diligence Period and are hereby incorporated into this Section 4(b) as though set forth herein in full.

(c)                                     If for any reason whatsoever or for no reason Purchaser in its sole and absolute discretion determines during the Due Diligence Period that Purchaser does not wish to purchase the Property, then Purchaser shall have the right to terminate this Agreement on notice to Seller given on or prior to the date of expiration of the Due Diligence Period, time being of the essence with respect to such notice. If Purchaser shall timely give such notice, then (i) upon Seller's written request, Purchaser shall deliver to Seller copies of all plans, specifications, surveys, reports, inspections, assessments and studies relating to the Property prepared by or on behalf of Purchaser during the Due Diligence Period; (ii) Purchaser shall return or destroy all Due Diligence Materials provided to Purchaser; (iii) Escrow Agent shall thereupon disburse the Deposit and any interest accrued thereon to Purchaser; and (iv) each party shall thereupon be released from all further liability under this Agreement, except as provided in Section 4(b) or as otherwise expressly provided in this Agreement.

(d)                                    If Purchaser shall fail to give notice of termination to Seller pursuant to Section 4(c) prior to the expiration of the Due Diligence Period, then (i) the First Deposit shall thereupon become non-refundable to Purchaser, except as otherwise expressly set forth in this Agreement, (ii) Purchaser shall, no later than the first business day following the Due Diligence Period, post the Second Deposit with the Escrow Agent, which shall become non-refundable to Purchaser upon posting, except as otherwise expressly provided in this Agreement, and (iii) it shall be conclusively deemed that Purchaser has waived its right to terminate this Agreement in accordance with this Article 4 and be deemed to have waived all matters which were or could have been the subject of inspection or assessment during the Due Diligence Period (including, without limitation, any environmental matters).

5.                                      Sale Made “As-is”. IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY

WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DUE DILIGENCE MATERIALS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, MANAGERS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, MANAGERS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT

CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

6.                                        Warranties and Representations.

(a)       Seller hereby represents and warrants to Purchaser as follows:

(i)                                Seller has the legal power and authority to enter into this Agreement and to own, sell, convey and transfer the Property. Seller has not entered into any other agreement, contract or option of any kind which has not been terminated in accordance with its terms, which grants any person or entity any right to acquire the Property. The execution and delivery of, and the performance of all obligations under this Agreement by Seller, are duly authorized and do not and will not require any consent or approval of any person.

(ii)              WC Seller and WCE Seller are each a limited liability company validly existing and duly authorized under the laws of the State of Delaware. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Seller of any of its operating agreements, any judgment, writ, order, injunction or decree issued against it or imposed upon it, or any applicable law, order, rule or regulation of any governmental authority. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable law affecting creditor's rights generally and principles of equity, whether considered in a proceeding at law or in equity.

(iii)                                  Seller is not a "foreign person" within the meaning of Section 1445, et. seq., of the Internal Revenue Code of 1986, as amended, or any regulations promulgated thereunder.

(iv)                                 To the best of WC Seller's knowledge, Exhibit C-1 attached hereto sets forth a true and complete list of all existing leases, licenses and other occupancy agreements, together with all amendments, modifications and supplements thereto (the "Leases") to which WC Seller is a party or bound. To the best of WCE Seller's knowledge, Exhibit C-2 attached hereto sets forth a true and complete list of all Leases to which WCE Seller is a party or bound. The copies of the Leases that have been delivered or made available by Seller to Purchaser are true, correct and complete copies of the Leases in Seller's possession. To the best of Seller's knowledge, neither any tenant under any of the Leases (except Apple Spice and Lady Grace) nor the Seller as landlord is in default under any of the Leases and all of such tenants other than Petco and Apple Spice are operating their businesses in their leased premises.

(v)                                    Attached hereto as Exhibit D is a rent roll and security deposit schedule (the "Rent Roll") for all Leases in effect as of the date hereof. To Seller's knowledge, the information shown on the Rent Roll is true and correct in all material respects as of the date hereof. Two (2) business days in advance of the Closing, Seller shall deliver to Purchaser an updated Rent Roll certified to Purchaser as true and correct and current as of such date.

(vi)                                    To the best of Seller's knowledge, there are no commission or other agreements which would require the payment of any commission or fee in connection with any Lease except as otherwise set forth on Exhibit C-3 attached hereto and made a part hereof. Seller shall pay at or before the Closing all commissions or fees in connection with the existing terms of any Lease as of the date hereof (but not any commissions payable in respect of options not exercised as of the date of this Agreement, which commissions, if any, shall be payable by Purchaser). Any commission with respect to the Petco Lease (as hereinafter defined) shall be governed by the provisions of Article 17 hereof.

(vii)                                  To the best of Seller's knowledge, except in respect of the Petco Lease, there are no tenant inducements (such as tenant improvement allowances, free rent or land lord work) with respect to the currently exercised terms of the Leases except as set forth on Exhibit B-2 attached hereto and made a part hereof.

(viii)                                To the best of Seller's knowledge, Exhibit E attached hereto is a true, correct and complete listing of all contracts and agreements with respect to the operation, maintenance and/or repair of the Property to which Seller is a party, including, without limitation, management agreements, janitorial contracts, maintenance contracts and service contracts (the "Service Contracts"). Seller shall at or prior to Closing, terminate the existing management agreement with an affiliate of Seller. As to all other Service Contracts, Purchaser shall, no later than ten (10) days prior to the Closing Date, give notice to Seller of which Service Contracts Purchaser desires to be terminated and Seller shall terminate such Service Contracts prior to Closing provided such Service Contracts are terminable without premium or penalty with in such period, failing which Seller shall assign to Purchaser, and Purchaser shall assume at the Closing, all Service Contracts in accordance with Section 8(b)(i)(B).

(ix)                             Seller has received no written notice of any pending or threatened condemnation or eminent domain proceedings and to Seller's knowledge, there are no pending or threatened condemnation or eminent domain proceedings relating to or affecting the Property.

(x)                                     Except as may be otherwise set forth in the environmental reports listed on Exhibit F hereto (the "Environmental Reports"), Seller has not received written notice of violation of laws regulating human health or the environment that remains uncured and to Seller's knowledge, except as may be otherwise set forth in the Environmental Reports, there are no violations of such laws that remain incurred.

(xi)                                  There are no legal actions, suits or similar proceedings pending and served and to Seller's knowledge no such legal actions, suits or similar proceedings are threatened against the Seller or the Property, except for actions concerning personal injury or property damage covered by existing insurance wherein the insurance company is defending with no reservation of rights.

(xii)                                 No petition has been filed by or against Seller or to Seller's knowledge has been threatened to be filed against it, under any chapter of the United States Bankruptcy Code or any state bankruptcy, insolvency or similar statute.

(xiii)                               There are no employees employed by Seller or any property manager or otherwise at or in connection with its respective Property for or to which Purchaser shall have any responsibilities or liabilities following the Closing. There are no employment, union, collective bargaining, contracts or similar agreements in effect in connection with the Property or the operation and/or maintenance thereof.

(xiv)                                Seller has received no written notices of violations of laws relating to the Property which have not been cured or special assessments which shall be an obligation of the Purchaser following the Closing.

(b)                                      For purposes of this Agreement, ''to Seller's knowledge," "to the knowledge of Seller" or "to the best of Seller's knowledge" (or words of similar meaning) shall mean to the actual knowledge of Paul S. Brandes, who is the individual with the responsibility for operating the Property and overseeing the sale of the Property, without any obligation to carry out commercially reasonable due diligence or inquiry to determine the accuracy of such representation and without any imputation whatsoever. Purchaser acknowledges that the foregoing individual is named solely for the purpose of defining and narrowing the scope of Seller's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Purchaser. Purchaser hereby waives any right to bring any action of any kind against such individual, or against any member of Seller or any shareholder, officer, partner or director of such member of Seller, as applicable, related to or arising out of these representations and warranties.

(c)                                    The representations and warranties of Seller set forth in subsection (a) shall be true and correct as of the date hereof and as of the Closing Date, as a condition of Closing. Notwithstanding the foregoing, if any event shall occur after the Effective Date, and before the Closing Date, which is not caused by Seller, that renders untrue in any material respect any representation or warranty made by Seller in this Agreement (a "Changed Circumstance"), it shall not constitute a breach by Seller of such representation or warranty, and Seller's reaffirmation of such representation or warranty at Closing may be qualified by such Changed Circumstance. If Seller shall obtain knowledge of any Changed Circumstance, Seller shall provide notice thereof to Purchaser within a reasonable period of time, but in any event prior to Closing. In the event Purchaser receives actual notice of any Material Changed Circumstance (as hereinafter defined), whether from Seller or any other source, including its own investigations, then, as Purchaser's sole remedy, Purchaser shall have the right to terminate this Agreement, in which event both parties shall be relieved from any further obligation under this Agreement except as set forth herein, and the Deposit shall be returned to Purchaser. For purposes of this Agreement, a "Material Changed Circumstance" with respect to the Leases or the Rent Roll shall occur only if as of the Closing Date one or more tenants (other than Apple Spice, who Purchaser acknowledges may not continue to pay rent or occupy its premises), whose premises in the aggregate are greater than 5,000 leasable square feet is (are) the subject of voluntary or involuntary bankruptcy, has vacated its (their) leased premises or otherwise "gone dark," or is 30 days or more late in the payment of its (their) base rent. A Material Changed Circumstance in any case other than with respect to the Leases or the Rent Roll shall mean a Changed Circumstance which (together with all other Changed Circumstances other than with respect to the Leases or the Rent Roll) is reasonably expected to result in an additional cost to

Purchaser or a reduction in the value of the Property, which cost or reduction in value is reasonably susceptible to calculation, and is equal to or greater than $100,000. In the case of such a Material Changed Circumstance, Purchaser shall nevertheless be required to close the purchase of the Property if Seller, in its sole discretion, shall provide Purchaser a purchase price reduction in the amount of such cost or reduction in value as reasonably estimated by Seller and Purchaser. In the event a Changed Circumstance other than with respect to the Leases or the Rent Roll shall occur and which (together with all other Changed Circumstances other than with respect to the Leases or the Rent Roll) is not a Material Changed Circumstance, Seller shall provide Purchaser with a purchase price reduction in the amount of the resulting cost or reduction in value as reasonably estimated by Seller and Purchaser.

(d)                              The representations and warranties contained in Section 6(a) shall survive the Closing for a period of one hundred eighty (180) days after the Closing (the "Survival Period"). If the Closing shall occur, Purchaser will not have any right to bring any action against Seller as a result of any material untruth or inaccuracy of any representations and warranties that survive the Closing, unless (i) the breach in question results from or is based on a condition, state of facts or other matter which was not actually known to Purchaser prior to Closing, (ii) Purchaser shall give written notice to Seller within the Survival Period of Purchaser's claim as to the material untruth or inaccuracy of such representation(s) or warranty(ies), (iii) the aggregate amount of all liability and losses arising out of any such material untruth or inaccuracy exceeds Twenty-five Thousand Dollars ($25,000.00), and (iv) Purchaser shall file suit with respect to such claim no later than two hundred and seventy (270) days after the date of Closing. In the event Purchaser in such action receives a judgment against Seller in excess of Twenty-five Thousand Dollars ($25,000.00) on account of any material untruth or inaccuracy of such representations and warranties, then subject to the provisions hereof, Seller shall be liable to Purchaser for the entire amount of such judgment; provided, however, that notwithstanding the amount of such judgment, Seller's liability thereunder shall nevertheless not exceed a total of Two Million Dollars ($2,000,000.00) and Purchaser hereby knowingly waives any right or claim to seek and receive an amount in excess of Two Million Dollars ($2,000,000.00) from the Seller on account thereof. Seller shall have no liability with respect to any of Seller's representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of such breach of Seller herein, or Purchaser obtains actual knowledge (from whatever source, in particular but without limitation, any tenant estoppel certificate) as a result of Purchaser's due diligence or disclosure by Seller or Seller 's agents and employees that contradicts any of Seller's representations and warranties herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. The foregoing limitations shall not apply to a default by Seller of any of its obligations to complete all of the landlord’s obligations under the Petco Lease as a condition of Petco's rent commencement or any of Seller's obligations under Article 17.

(e)                                     Purchaser hereby represents and warrants to Seller as follows, which such representations and warranties shall survive the Closing for a period of six (6) months:

(i)                         Purchaser has the legal power and authority to enter into this Agreement and to purchase the Property. The execution and delivery of, and the performance of all obligations under this Agreement by Purchaser, are duly authorized and do not and will not require any consent or approval of any person.

(ii)                                     Purchaser is an Illinois corporation validly existing and duly authorized under the laws of the State of Illinois. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Purchaser of any of its operating agreements, any judgment, writ, order, injunction or decree issued against it or imposed upon it, or any applicable law, order, rule or regulation of any governmental authority. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable law affecting creditor's rights generally and principles of equity, whether considered in a proceeding at law or in equity.

(iii)                                   Purchaser fully understands the nature and significance of the transactions provided for in this Agreement and the limitations in Sections 5 and 16(e) hereof and elsewhere herein.

(iv)                                   There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

7.                                        Operation of the Property Between Contract and Closing. From the date of this Agreement until the earlier of the Closing or termination of this Agreement:

(a)                                        Seller shall operate and maintain the Property in its current condition, reasonable wear and tear excepted; and

(b)                                    Prior to the expiration of the Due Diligence Period, Seller shall not (i) enter into any new Lease or extend, renew or materially modify, or terminate any existing Lease (except that Seller may terminate any existing Lease if the Tenant is sixty (60) days or more late in the payment of its base or minimum rent; provided Purchaser shall retain all of its rights and Seller retain all of its obligations under Section 6(c) to the extent such termination constitutes a Changed Circumstance or a Material Changed Circumstance), (ii) enter into any easement or other encumbrances with respect to the Property, or (iii) make any material alterations to the Property (other than the alterations required to be performed by the landlord under the Petco Lease [as hereinafter defined]), without Purchaser's prior written consent in each instance, which consent shall not be unreasonably withheld and which shall be deemed given if Purchaser shall not respond in writing to any such request for approval within five (5) Business Days of receipt thereof. After the expiration of the Due Diligence Period, if Purchaser shall not have terminated this Agreement in accordance with the provisions of Section 4(c) and Purchaser is not in default under this Agreement after the expiration of the applicable notice or cure period provided hereunder, Seller shall not take any of the foregoing actions without Purchaser's prior written consent in each instance, which consent may be withheld by Purchaser in its sole and absolute discretion.

(c)                                     With respect to new Leases or modifications or extensions of existing Leases approved by Purchaser in writing (which may be by email issued by either Mark Cosenza or Gary Pechter, Esq.), at the Closing, Purchaser shall reimburse Seller for all actual and reasonable out-of-pocket tenant allowances, leasing commissions, tenant improvements costs and other out-of-pocket costs and expenses incurred with respect thereto ("collectively, "Leasing Costs"), and shall assume all unperformed liabilities and obligations of Seller with respect to such transactions pursuant to the Assignment and Assumption of Leases, Security Deposits and Service Contracts (as hereinafter defined).

(d)                                    Seller shall also have no obligation to pay, and Purchaser shall assume at Closing the obligation to pay, all commissions payable with respect to any option to renew or option to expand set forth in the Leases that has not been exercised prior to the date hereof and any other Leasing Costs which first become due and payable after the exercise of any option to renew or option to expand, which obligation shall survive the Closing.

8.                                       Closing; Conveyance; Prorations. (a)       The Closing. The closing or settlement of the transaction contemplated by this Agreement (the "Closing") shall be consummated pursuant to an escrow procedure reasonably acceptable to Seller and Purchaser (using the Escrow Agent as escrow agent) on or before ten (10) days after the expiration of the Due Diligence Period (the "Closing Date"). Time shall be of the essence with respect to Seller's and Purchaser's obligations to close on the Closing Date.

(b)                                    Closing Deliveries. (i) Seller shall deliver or cause to be executed and delivered at or before the time of Closing the following:

(A)                                  a Massachusetts quitclaim deed from WC Seller in the form annexed as Exhibit G-1 and a Massachusetts quitclaim deed from WCE Seller in the form annexed as Exhibit G-2, in the name of Purchaser, conveying fee simple title to the Property subject only to Permitted Exceptions (collectively, the "Deed");

(B)                                   an assignment and assumption of the Leases, Security Deposits and Service Contracts in the form annexed as Exhibit H hereto and made a part hereof (the "Assignment of Leases") from each of WC Seller and WCE Seller;

(C)                  a general instrument of transfer and bill of sale, conveying to Purchaser all right, title and interest of Seller in and to all of the personal property, if any, owned by Seller in connection with the Property, and any intangible property forming part of the Property, in the form annexed as Exhibit I hereto and made a part hereof, from each of WC Seller and WCE Seller;

(D)                                  an affidavit by each of WC Seller and WCE Seller stating that it is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

(E)                                  an Information for Real Estate 1099-S Report Filing Form from each of WC Seller and WCE Seller;

(F)                                    a notice to the Tenants advising that Seller's interest in the Property has been conveyed to Purchaser and instructing that all rent and additional rent thereafter payable under its respective Lease shall be paid to Purchaser; such notice to be in form as reasonably acceptable to Seller and Purchaser;

(G)                                  each of the following, within ten (10) business days after the Closing: (i) a copy of all Tenant Lease files in Seller's possession or control; (ii) the original fully executed Leases, or if unavailable, photocopies thereof certified by Seller as true, correct and complete photocopies thereof; and (iii) all keys to the Property in the possession of Seller;

(H)                                  such title affidavits, resolutions and certificates as the Title Company may reasonably require in order to insure title to the Property in Purchaser in the form required to be delivered by Seller under this Agreement;

(I)                                     any required transfer forms and certifications as may be reasonably necessary for compliance with Federal or Massachusetts tax laws or regulations;

(J)                                     a counterpart original of the settlement statement, in form and substance reasonably acceptable to Seller and Purchaser;

(K)                                    Estoppel certificates in favor of Purchaser executed by Shaw's, Austin Liquors, Petco, Planet Fitness, Dress Barn, Santander and The Paper Store, Firestone and Jimmy's Alehouse (the "Major Tenants") and tenants (the "Other Tenants") occupying in the aggregate, together with the Major Tenants, eighty-five percent (85%) of the leased area of the Property (the Major Tenants and the Other Tenants, collectively, the "Required Tenants"), in form (except for Petco) substantially similar to the form annexed hereto as Exhibit J-1 (or in such other form as may be prescribed under the respective Lease with such Tenant or on such Tenant's standard company form) not containing any deviation from the information set forth in the Rent Roll (except as to any lease term stated by the Tenant to be not more than six (6) months longer than the term for such tenant set forth on the Rent Roll), not alleging any default by Seller as land lord or the tenant under its Lease and otherwise not containing any deviation (except as to any lease term stated by the Tenant to be not more than six (6) months longer than the term for such tenant set forth on the Rent Roll), from the information set forth in the Leases delivered to Purchaser (the foregoing, the "Required Estoppels"). The estoppel certificate for Petco shall be in form substantially similar to the form annexed hereto as Exhibit J-2 (or in such other form as may be prescribed under the Petco Lease or on Petco's standard company form, provided that such estoppel need not certify that Seller has completed all landlord’s work or paid or provided all allowances or concessions or that Petco has accepted possession of its premises). After the Effective Date, Seller shall request such estoppel certificates and guaranty estoppel certificates to the extent any of the Leases contain a guaranty and pursue same in good faith. If Seller is unable to obtain the Required Estoppels by the Closing Date, then the Closing Date shall be adjourned for a period not to exceed thirty (30) days, to enable Seller to obtain the Required Estoppels; if the Required Estoppels have not been obtained after the expiration of such adjournment of the Closing Date, then such failure shall not constitute a default of Seller under this Agreement, but in such event Purchaser shall have the right to terminate this Agreement by delivering written notice of termination to Seller no later than five (5) days after the Closing Date (as may have been extended by Seller), in which event Escrow Agent shall disburse the Deposit to Purchaser and each party shall be released from any further liability hereunder, except for liability which expressly survives the termination of this Agreement. In no event shall any estoppel certificate be rejected on the basis of the Tenant or the landlord inserting any "best of knowledge" or "knowledge" or similar limitation. Any estoppel not objected to by Purchaser within three (3) business days after delivery thereof to Purchaser shall be deemed satisfactory and counted towards the Required Estoppels. Notwithstanding the foregoing, if one or more of the Required Estoppels from the Other Tenants is not delivered on or before Closing, Seller shall have the right to deliver a Seller estoppel certificate for such Other Tenants in lieu of the tenant estoppel for such Other Tenants; provided, however, that Seller shall not have the right to deliver a Seller estoppel certificate for Other Tenants occupying more than five percent (5%) of the leased area of the Property. Seller's liability for a breach of the certifications set forth in any and all Seller's estoppel certificates shall be subject to all of the same terms, conditions and limitations of liability (and one and the same aggregate dollar limitation of liability) as Seller's liability for a breach of Seller's representations and warranties set forth in Section 6(d). Seller shall have the right at any time within six (6) months after the Closing to cause any Tenant for whom Seller shall have delivered a Seller estoppel certificate to deliver a Tenant estoppel certificate complying with this section, in which event Seller shall be released from further liability under Seller's estoppel certificate for such Tenant.

(L)                                    The Petco Escrow Agreement (as defined in Article 17);

(M)                                  An indemnity agreement executed by Acadia Strategic Opportunity Fund III LLC in the form of Exhibit L attached hereto and made a part hereof; and

(N)                                   such other documents or instruments as may be reasonably required in order to effectuate the Closing.

(ii)                        Purchaser shall deliver or cause to be executed and delivered at or before the time of Closing the following:

(A)                                   the balance of the Purchase Price payable under Section 2, which shall be delivered to Escrow Agent;

(B)                                  the Assignment of Leases for WC and WCE;

(C)                                   such title affidavits, resolutions and certificates as the Title Company may reasonably require of Purchaser;

(D)                                  any required transfer forms and certifications as may be reasonably necessary for compliance with Federal or Massachusetts tax laws or regulations;

(E)                                   a counterpart original of the settlement statement, inform and substance reasonably acceptable to Seller and Purchaser;

(F)                                   The Petco Escrow Agreement; and

(G)                                    such other documents or instruments as may be reasonably required in order to effectuate the Closing.

(c)                                        Closing Costs. At the Closing, all transfer, recordation, conveyance and/or documentary stamp taxes, fees and expenses payable in connection with the sale and purchase of the Property shall be borne by Seller. Seller and Purchaser shall each pay one-half of any escrow fee of Escrow Agent for closing the transaction in escrow. At Closing, Purchaser shall pay (a) reimburse Seller for one half of Seller's costs of obtaining the Title Commitment and the Survey (Purchaser's obligations for one-half of the costs of the Survey shall not exceed $7,500.00), (b) all other title and municipal search fees and the title insurance premium for its owner's and lender's title insurance policies and any endorsements thereto, (c) all fees, costs or expenses in connection with Purchaser's due diligence reviews hereunder, and (d) the cost to record the Deed and any other document being recorded on Purchaser's behalf at Closing (except that Seller shall pay the costs of recording discharges of encumbrances required to be removed by Seller under this Agreement). Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting, and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided.

(d)                                     Prorations and Credits. The following shall be prorated between Seller and Purchaser as of 12:00 AM on the Closing Date (so that Purchaser will be debited all taxes and other expenses, and be credited with all rents, accruing as of the Closing Date) on the basis of the actual number of days elapsed over the applicable period and shall take into account the percentage of such revenues or expenses attributable to the Property:

(i)          All real estate taxes, water charges, sewer rents, and assessments on the Property on the basis of the fiscal year for which assessed. If any assessments on the Property are currently paid in installments, then the installment for the current period shall be prorated, with Seller paying its share of any installments due before the Closing Date and Purchaser assuming the obligation to pay its share of any installments due after the Closing Date.

(ii)          All fixed and base and minimum rent and regularly scheduled items of additional rent under the Leases (including any reimbursements for taxes, property insurances and common area operating costs), percentage rent and other tenant charges if, as and when received. At Closing, Purchaser shall receive all credit balances in any tenant escrow accounts for items of additional rent. Any debit balances in such tenant escrow accounts shall be credited to Seller when and if collected from such tenants following a reconciliations of such tenant payments and expenses for the 2015 calendar year.

(iii)          Expenses and payments under Service Contracts assumed or required to be assumed by Purchaser under this Agreement.

(iv)         Utilities not payable directly by tenants, including, without limitation, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.

(v)                                           The amount of any security deposits held by tenants under the Leases and any prepaid base or minimum rent paid by any tenant under its Lease shall be credited to Purchaser, and thereafter, Purchaser shall be responsible for same.

(vi)                                  If any of the items described in this Section 8(d) hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date.

(vii)                               Rents under the Leases which are unpaid as of the Closing Date shall not be prorated as of the Closing Date. Purchaser shall include all unpaid amounts in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Lease). Subject to the terms of the immediately succeeding sentence, to the extent rents are collected by or on behalf of Purchaser on or after the Closing Date, such payments shall be applied first to the rents for the month in which the Closing occurs (prorated between Purchaser and Seller), second, to the rents that shall then be due and payable with respect to months after the Closing, and third, toward any rents due and payable for any period prior to the month in which the Closing occurs, with Seller's share thereof being promptly delivered to Seller by Purchaser. If percentage rents are collected by or on behalf of Purchaser on or after the Closing Date, such percentage rents shall be allocated to the period to which they relate irrespective of the provisions of the immediately preceding sentence and appropriate portions thereof shall be applied to Purchaser and Seller in proportion to the duration of such party's ownership of the Property during such period, with Seller's share thereof being promptly delivered to Seller by Purchaser. Purchaser shall provide to Seller copies of all percentage rent statements received from Tenants after the Closing for the percentage rent year in which the Closing occurs within twenty (20) days after receipt of such statement and shall pay to Seller its share of such percentage rent together with the delivery of such statement. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller, which right shall include the right to continue or commence legal actions or proceedings against any tenant; provided, however, that Seller shall not, following the Closing, commence legal actions or proceedings for collection of rents against any tenant while such tenant remains a tenant at the Property. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to terminate any Tenant's Lease or to evict any Tenant). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property at any time following the Closing Date, Seller shall retain all rights relating to its share thereof.

(viii)              Seller shall pay all real estate or personal property taxes due or payable prior to Closing. If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed.

(ix)              If, after the Closing, the parties discover any errors in adjustments and apportionments, same shall be corrected as soon after their discovery as possible. The provisions of this Section 8(d) shall survive the Closing, provided that no adjustments shall be made later than eighteen (18) months after the Closing Date unless prior to such date the party seeking the adjustment shall have delivered a written notice to the other specifying the nature and basis for such claim. The foregoing time limitation shall not apply to any adjustment to be made pursuant to any tax appeal or certiorari initiated by Seller prior to the Closing Date, with any refunds or credits resulting from such appeal to be apportioned between the parties based on the relative periods of respective ownership of the Property for such tax year after first deducting the costs of such appeal or certiorari. If any refund or credit of real estate taxes or assessments or water and sewer rates, charges and rents shall be made after the Closing in respect of the period prior to the Closing, Seller shall have the sole right to receive such refund or the amount of such credit. Seller shall have the sole right to receive any refund or credit, and the exclusive right to pursue appeals, with respect to Fiscal Years 2012, 2013 and 2014 (assessments for such years Seller represents are under appeal). Any refund or credit with respect to Fiscal Year 2015 (ending June 30, 2015) shall be apportioned between Purchaser and Seller based on the relative periods of ownership. Seller has filed an abatement application for Fiscal Year 2015, and Seller and Purchaser agree that Seller shall have the exclusive right to pursue an appeal with respect to the Fiscal Year 2015 assessment, but shall not settle such appeal without Purchaser's consent, which shall not be unreasonably withheld or delayed. In the case of a refund, the amount refunded shall be paid by Purchaser to Seller with in five (5) business days of Purchaser's receipt of the refund and in the case of a credit, the amount shall be paid by Purchaser to Seller within five (5) business days of the date Purchaser receives the benefit of the credit. The date Purchaser receives the benefit of the credit is the due date of the tax against which the credit has been applied.

(e)                                   Conditions of Closing. It shall be a condition of Purchaser's obligation to close that (i) the Title Company is ready, willing and able to issue its title policy subject solely to the Permitted Exceptions, (ii) all of Seller's representations and warranties are true and correct at Closing subject, however, to the express provisions of Section 6(c), and (iii) the Seller performs all of its obligations under this Agreement. Under all circumstances where a condition of Closing is not satisfied, Purchaser shall have the express right to terminate this Agreement and receive a refund of its Deposit.

9.                                     Default.   (a)     Purchaser's Default. If Purchaser fails or refuses to consummate the purchase of the Property in accordance with the provisions of this Agreement for any reason constituting a default on the part of Purchaser, then as Seller's sole and exclusive remedy and in full and complete satisfaction of all claims against Purchaser, Escrow Agent shall pay the Deposit to Seller and Seller shall retain the Deposit. The parties have agreed that actual damages in such event are impossible to determine, and therefore have agreed upon the foregoing liquidated damages, after negotiation, as the parties' best estimate of actual damages which would be incurred in such circumstances. The foregoing limitation of damages shall not be applicable in the case of a breach by Purchaser of the indemnification provisions of this

Agreement or to a breach by Purchaser of the provisions of Section 16(c) herein. Except in the event of Purchaser's failure to tender the Purchase Price on the Closing Date and except for a breach of the provisions set fort h in Section 16(c) below (in each such case Seller shall not be required to give notice and an opportunity for Purchaser to cure), Purchaser shall not be deemed in default hereunder until and unless Seller has given written notice of Purchaser's failure to comply with the terms hereof and Purchaser does not thereafter cure such failure within the earlier of (i) five (5) Business Days after receipt of such notice; or (ii) the Closing Date.

(b)              Seller's Default. If Seller fails to consummate the sale of the Property in accordance with the provisions of this Agreement for any reason constituting a default on the part of Seller, then Purchaser may, as its sole remedy (to the exclusion of all other remedies, both legal and equitable) elect to either (i) accept title to the Property subject to the defaulted obligation of Seller, without any abatement or reduction in the Purchase Price, or (ii) terminate this Agreement and receive a refund of the Deposit, in which case, except for any surviving obligations, this Agreement shall be null and void without further recourse to either party hereto except that Seller shall reimburse Purchaser for all of its due diligence costs (but not any financing costs or fees) incurred in connection of its pursuit of acquisition of the Property, not to exceed the sum of $100,000, or (iii) bring an action against Seller for specific performance of this Agreement. Seller shall not be deemed in default hereunder until and unless Purchaser has given written notice of Seller's failure to comply with the terms hereof and Seller does not thereafter cure such failure within the earlier of (i) five (5) Business Days after receipt of such notice; or (ii) the Closing Date. Notwithstanding anything to the contrary contained herein, if Seller shall intentionally default hereunder in a case where Seller has transferred title to the Property to a third party or has entered into an agreement to transfer title to the Property to a third party or has otherwise taken action which renders specific performance an impracticable remedy, then Seller shall pay to Purchaser, and Purchaser shall accept from Seller, the sum of $2,000,000 as agreed and liquidated damages on account of such default, Seller and Purchaser hereby acknowledging that the actual damages incurred by Purchaser in such case shall be difficult if not impossible to determine and the foregoing liquidated damages constitute a reasonable estimate of such damages. In the event of Seller's default, Seller shall also remain liable for all enforcement costs including, but not limited to, court costs and reasonable attorneys' fees.

10.          Real Estate Broker. Seller and Purchaser represent and warrant to the other that they have dealt with no broker other than CB Richard Ellis, Inc. ("Broker") in this transaction, and each agrees to hold and indemnify the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys' fees) that either party may suffer as a result of a breach of the foregoing representation and warranty. If the Closing shall occur, Seller shall pay any commission due to Broker per separate agreement. The provisions of this Article 10 shall survive the Closing and any termination of this Agreement.

11.          Notices. All notices, demands and other communications hereunder shall be in writing and shall be sent by prepaid certified or registered mail, return receipt requested, or by personal delivery, or by national overnight courier (such as Federal Express, UPS Overnight Express, Airborne Express or the like) prepaid (or on standing account) and shall be deemed to have been given, on the date of delivery, or, if delivery, is refused, on the date delivery is first attempted. Such notices shall be sent to the parties as follows:

If to Seller, to:

c/o Charter Realty & Development Corp.

800 Westchester Avenue, Suite S-632

Rye Brook, NY 10573

Attention: Paul S. Brandes

Email: psb@chartweb.com

With a copy to:

Acadia Realty Trust

1311 Mamaroneck Avenue, Suite 260

White Plains, New York 10605

Attention: Robert Masters, Esq.

Email: rmasters@acadiarealty.com

With a copy to:

Sacks Law Group, P.C.

707 Westchester Avenue

White Plains, New York 10604

Attention: Warren S. Sacks, Esq.

Email: wsacks@sackslawgroup.com

If to Purchaser to:

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: Mark Cosenza

Email: mcosenza@inlandgroup.com

With a copy to:

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Attn: Gary Pechter

Email: gpechter@inlandgroup.com

If to Escrow Agent:

Chicago Title Insurance Company

10 South LaSalle Street, Suite 3100

Chicago, Illinois 60603

Attn: Nancy Castro

Email: Nancy.Castro@ctt.com

Either party may designate by notice in writing a new or other address to which such notice or demand shall thereafter be so given, made or mailed. All notices may be given either by a party or its designated counsel set forth above.

12.                                   Fire and Other Casualty.

(a)                               If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller's estimate as soon as reasonably possible after the occurrence of the casualty.

(b)                             In the event of any damage to or destruction of the Property or any portion thereof prior to Closing the cost of restoration of which as reasonably estimated by Seller and Purchaser would exceed $500,000 or would give any Tenants aggregating at least 5,000 square foot of the leased square footage of the Property the right to terminate their Leases (which termination rights are not waived (or deemed to have been waived in accordance with their Lease) within 30 days following the casualty), Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller within thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full thirty-day period to make such election). Upon any such termination, the Deposit shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by expressly or by their terms survive the termination of this Agreement. If Purchaser fails to so timely terminate this Agreement, or in the event Purchaser does not have the right to so terminate this Agreement, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction and shall pay over to Purchaser all amounts theretofore received by Seller in connection with such casualty, in each case, net of Seller's costs incurred in obtaining such proceeds or if applicable, restoring the Property, and Purchaser shall assume full responsibility for all needed remaining repairs. Seller shall also credit Purchaser with any deductible, self-retained or uninsured amounts at Closing. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation to repair or restore the Property.

(c)                             The provisions of this Article 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article.

13.                                   Eminent Domain. If Seller shall receive prior to the Closing a notice given by the applicable public authority of a taking of all or any portion of the Premises for any public or quasi-public use under any statute or by right of eminent domain or by private purchase in lieu thereof (any of the foregoing, a "Taking"), Seller shall promptly notify Purchaser thereof in writing, describing the nature and extent of such Taking. If such Taking is a Material Taking (defined below), Purchaser may thereupon, at its election, at any time within fifteen (15) calendar days after receipt of written notice of such Material Taking, terminate this Agreement by notice to Seller, whereupon the Deposit shall be refunded to Purchaser and, except as otherwise provided in this Agreement, neither party shall have any further rights against the other hereunder. If Purchaser does not elect to terminate this Agreement or if such Taking is not a Material Taking, this transaction will be consummated as described here in and any award or settlement payable with respect to such Taking will be paid or assigned to Purchaser upon the Closing, net of Seller's costs, if any, incurred in obtaining such award or restoring the Property. A "Material Taking" shall mean any Taking that would (a) give any Tenants aggregating at least 5,000 square feet of the leased square footage of the Property the right to terminate their Leases (which termination rights are not waived within 30 days following receipt of knowledge of the intended Taking), (b) result in the loss of the existing parking spaces the would make the Property nonconforming to applicable zoning laws, or (c) materially adversely affect ingress and egress to and from the Property onto a public roadway; provided, however, that any Material Taking shall exclude any Taking solely for utility easements, right of way easements and road widenings, provided that the surface of the Property, after such Taking, may be used in substantially the same manner as though such rights had not been taken and no demolition of any building results therefrom.

14.                                    Section 1031 Exchange. Both Purchaser and Seller shall have the right to consummate this transaction as part of a so-called like kind exchange (the, “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the, "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to either party's obligation under this Agreement, (ii) the party engaging in the Exchange shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) neither party shall be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the party engaging in the Exchange shall pay any additional costs that would not otherwise have been incurred by the other had the transaction not been consummated through the Exchange. Neither party shall by this agreement or acquiescence to the Exchange: (a) have their rights under this Agreement affected or diminished in any manner, (b) be responsible for compliance with or be deemed to have warranted to the other that the Exchange in fact complies with §1031 of the Code or (c) be liable to the other party for any adverse tax consequences.

15.                                    Assignment.   Purchaser may not assign any of Purchaser's rights or duties hereunder, except as specifically provided for herein, without the prior written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion; provided, however, that Purchaser shall have the right to assign this Agreement to a limited liability company or other entity owned and controlled by Purchaser or the principals of Purchaser or a real estate investment trust sponsored by an affiliate of Purchaser or principal of Purchaser on the date hereof, by giving notice thereof to Seller at least five (5) Business Days prior to the Closing Date together with delivery of an assignment and assumption agreement pursuant to which the assignee shall assume all obligations of Purchaser under this Agreement. Any transfer or conveyance taxes imposed by virtue of such assignment shall be paid by Purchaser at its sole cost and expense. Upon request, Purchaser shall deliver to Seller a copy of the operating agreement or other governing instrument for such entity, evidencing such ownership and control. Purchaser shall not be released from any obligations under this Agreement upon such assignment. Except for the foregoing, Purchaser shall not have the right to assign this Agreement and any such assignment shall be void. The covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement.

16.                                     Miscellaneous.   (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties, supersedes all prior negotiations and understanding between them, and shall not be altered or amended, except by written amendment signed by the Seller and the Purchaser. Executed counterparts of this Agreement which are in PDF format and delivered by email shall constitute originals for all purposes.

(b)            Counterparts. This Agreement may be simultaneously executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall constitute but one and the same instrument.

(c)            INTENTIONALLY DELETED.

(d)                        Rule of Construction. Seller and Purchaser are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(e)                        Survival. Unless otherwise expressly stated in this Agreement, none of the warranties, representations and covenants of Seller or Purchaser shall survive the delivery of the Deed and other closing documents by Seller to Purchaser. The acceptance of the Deed by Purchaser shall be deemed full performance and shall discharge every agreement and obligation of Seller herein contained except any agreements which by their express terms are to be performed after the Closing Date or which expressly survive Closing.

(f)            Governing Law and Jurisdiction. This Agreement shall be deemed made in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action or proceeding instituted concerning this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or in the U.S. District Court for the District in which the Property is located, and Seller and Purchaser irrevocably submit themselves to the exclusive personal jurisdiction of such courts.

(g)                           Business Days. If the expiration of any period or the occurrence of any date referred to in this Agreement would occur on a day which is other than a business day, then such period shall be deemed to be expired on and such date shall be postponed to the first business day occurring thereafter. The term "Business Day" shall mean a day of the week other than Saturday, Sunday or legal holidays on which banking institutions or state government offices in the Commonwealth of Massachusetts are authorized or required to close.

(h)                               Confidentiality. Purchaser shall hold in confidence the terms and conditions of this Agreement and the fact that Purchaser has entered into this Agreement and prior to the Closing shall not disclose the foregoing to any person or entity other to Purchaser's investors and prospective lenders and their retained professionals or as otherwise required by applicable law.

17.                  Petco Escrow.

(a)                                Seller has entered into a Lease with Petco Animal Supplies Stores, Inc. ("Petco") for premises at the Property (the "Petco Premises"), a true and complete copy of which (as amended to date, the "Petco Lease") Seller has made available to Purchaser. Seller shall be responsible for completing the obligations to be performed by landlord under the Petco Lease as a condition of rent commencement and to pay all expenses in the nature of initial inducements to Petco to Lease. With respect to any work required to be completed by the landlord under the Petco Lease as a condition of delivery of possession to Petco or rent commencement, if any such work has not been completed by Seller prior to the Closing, then Seller shall diligently prosecute such work (the "Remaining Petco Work") after the Closing, at no out-of-pocket expense to Purchaser, but shall have the right to use the Petco Escrow (as hereinafter defined) to do so. Purchaser agrees to cooperate with Seller in connection with the completion of Remaining Petco Work. Purchaser hereby grants to Seller, its agents, contractors and employees an easement during the period from the Closing Date to the completion of the Remaining Petco Work to enter onto the Property and complete the Remaining Petco Work without material interference from Purchaser or any of Purchaser's agents contractors or employees, to connect into and use any necessary utility lines and to otherwise use the Property in a reasonable manner to complete any Remaining Petco Work. On the Closing Date, Seller shall deliver to Purchaser evidence of commercial liability insurance in a combined single limit per occurrence of not less than $1,000,000 covering the acts or omissions of Seller's contractors in the performance of the Remaining Petco Work, naming Purchaser as an additional insured thereon, which insurance shall be maintained in full force and effect throughout the performance of the Remaining Petco Work.

(b)                                      If as of the Closing Date, Seller shall not have delivered possession of the Petco premises to Petco with all work to be performed by the landlord under the Petco Lease complete and paid the tenant improvement allowance in the sum of $183,630 payable to Petco under the Petco Lease (the "Petco Allowance") and paid all commissions payable with respect to the initial term of the Petco Lease, then there shall be held back from the cash portion of the Purchase Price otherwise payable to Seller at the Closing and deposited into escrow with the Escrow Agent the sum of $1,812,712.44, which amount is equal to the total of (a) $1,484,752.50 (125% of the estimated cost to complete the Remaining Petco Work), plus (b) $183,630 (the Petco Allowance) plus (c) $115,857.00 (the unpaid Petco brokerage commissions) plus (d) $28,472.94 (150% of the estimated monthly base rent and additional rent [$30,605 base rent, $4,208.19 CAM and $3,678 taxes per month] for the period from the date occurring ninety (90) days after the Closing Date (i.e. July 5, 201 5) to the estimated Petco rent commencement date, computed as if Petco's rent and additional rent commenced as of the date occurring ninety (90) days after the Closing Date) (the "Petco Rent Proceeds") (the "Petco Escrow"). The Petco

Escrow shall be held and disbursed in accordance with this subsection (b) and the terms and conditions of an escrow agreement which shall be executed and delivered at the Closing by Seller, Purchaser and the Escrow Agent in substantially the form attached as Exhibit K hereto and made a part hereof (the "Petco Escrow Agreement"). In accordance with a construction escrow with terms reasonably acceptable to Purchaser with the Escrow Agent which shall require interim certifications to Purchaser's title policy, Escrow Agent shall disburse to Seller (1) portions of the Petco Escrow during Seller's completion of the Remaining Petco Work on a monthly basis based on work completed the preceding month, as certified by Seller and an independent architect and evidenced by invoices from Seller's general contractor (and subcontractors if required by the Escrow Agent) performing the Remaining Petco Work and (2) amounts equal to the unpaid brokerage commissions payable for the Petco Lease, which amounts shall be disbursed by Escrow Agent to Seller upon Seller's delivery of invoices from the brokers entitled to receive commissions for the Petco lease evidencing payment in full. Escrow Agent shall disburse to Purchaser amounts equal to the monthly Petco Rent Proceeds on Purchaser's request on a monthly basis during and for the period from the Closing Date to the rent commencement date under the Petco Lease. The remainder of the Petco Escrow shall be disbursed by the Escrow Agent to Seller within ten (10) days after the rent commencement date under the Petco Lease, provided however, that there shall first be deducted from the amount payable to Seller and paid to Purchaser the sum of $183,630 for the Petco Allowance. Seller hereby indemnifies Purchaser and its successors and assigns against any loss, cost or expense including, but not limited to, the cost to complete the Petco Work and any loss of value to the Property (as a reimbursement of that portion of the Purchase Price attributable to the Base Rent which would have been paid by Petco under the Petco Lease if the Petco Lease is terminated or by reimbursement of all penalties and abatements caused by any failure of Seller to comply with the time requirements for completion of the Petco Work) caused by a breach of Seller of its obligations under this Article 17.

(c) All of the terms, conditions, covenants and agreements set forth in this Section 17 shall survive the Closing.

18.                              Property Information and Confidentiality.

(a)                                                      Purchaser agrees that, prior to the Closing, all Property Information (as hereinafter defined) shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Purchaser or Purchaser's Representatives (as hereinafter defined), in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Property and financing thereof. Moreover, Purchaser agrees, that prior to the Closing, the Property Information will be transmitted only to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating, operating, financing or investing in the Property, and who are informed by the Purchaser of the confidential nature of the Property Information. The provisions of this Article 18 shall in no event apply to Property Information which is a matter of public record and shall not prevent Purchaser from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

(b)                                                  Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, actions, causes of action, proceedings, judgments, damages, losses, liabilities, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Liabilities") suffered or incurred by Seller and arising out of or in connection with a breach by Purchaser of the provisions of this Article 18.

(c)                                                     In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly deliver to Seller, or destroy, and provide written notice to Seller confirming such destruction, all originals and copies of the Property Information previously provided by Seller to Purchaser in the possession of Purchaser and Purchaser's Representatives; provided, however, that the return or destruction of such information shall not be a condition precedent to the return of the Deposit, and the Deposit shall be returned to Purchaser notwithstanding any claim by Seller that Purchaser has failed or refused to comply with its obligations under this Article 18.

(d)                                          As used in this Agreement, the term "Property Information" shall mean (i) all information and documents in any way relating to the Property provided by Seller, the operation thereof or the sale thereof furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents, or other representatives, including, without limitations, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), by Seller or any of Seller's affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i) except for any information readily available in the public domain, already in Purchaser's possession prior to delivery by Seller or Seller's agents, or subsequently delivered to Purchaser by a party not known by Purchaser to be obligated to keep such information confidential.

(e)                                           In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Article 18.

(f)                     Notwithstanding anything contained in this Agreement to the contrary, prior to Closing and subject to the requirements of law, including the requirements of any governmental agency having jurisdiction over either Purchaser or Seller or any legal process, neither Purchaser nor Seller nor any of their affiliates, agents, employees, advisors or representatives shall issue any press release, publicity (oral or written) or advertising promotion relating to the transaction described herein or otherwise announce or disclose or cause or permit to be announced or disclosed any details related to the transaction described herein unless consented to by the other party.

(g)                     The provisions of this Article 18 shall survive the termination of this Agreement and Closing.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Seller:

WHITE CITY PARTNERS LLC

By:        /s/ Paul S. Brandes

Paul S. Brandes, President

WHITE CITY EAST PARTNERS LLC

By:        /s/ Paul S. Brandes

Paul S. Brandes, President

Purchaser:

Inland Real Estate Acquisitions, Inc.,

an Illinois corporation

By:        /s/ Mark Cosenza

Name:

Title:

Escrow Agent, by its signature hereinbelow,

acknowledges receipt of the First Deposit and

agrees to hold, invest and disburse the Deposit

in accordance with the terms of the foregoing

Agreement and Exhibit B annexed hereto

Chicago Title Insurance Company

By:           /s/ Nancy R. Castro

Name:	Nancy R. Castro

Title:        Vice-President

Exhibits:

A-1	Legal Description of White City Shopping Center
A-2	Legal Description of White City East Shopping Center
B	Escrow Provisions
C-1	List of Leases - White City
C-2	List of Leases - White City East
C-3	Unpaid Commissions
D	Rent Roll
E	List of Service Contracts
F	List of Environmental Reports
G-1	White City Form of Deed
G-2	White City East Form of Deed
H	Form of Assignment and Assumption of Leases, Security Deposits and Other Agreements
I	Form of General Instrument of Transfer and Bill of Sale
J-1	Form of Estoppel Certificate (other than for Petco)
J-2	Form of Petco Estoppel Certificate
K	Petco Escrow Agreement
L	Form of Acadia Strategic Opportunity Fund III Indemnity

EXHIBIT A-1

LEGAL DESCRIPTION OF WHITE CITY SHOPPING CENTER

The land with buildings thereon in Shrewsbury, Worcester County, Massachusetts, bounded and described as follows:

NORTHERLY	by the southerly line of Boston-Worcester Turnpike (State Highway Route 9), four hundred ninety-two and sixty-six hundredths (492.66') feet;

EASTERLY	by the westerly line of South Quinsigamond Avenue, one thousand two hundred twenty-six and fifty hundredths (1,226.50') feet;

SOUTHERLY	five hundred and one and twenty hundredths (501.20') feet;

WESTERLY	twenty-six and fifty-six hundredths (26.56') by land now or formerly of the Lithuanian Charitable Society, Inc.;

SOUTHERLY	by said Lithuanian Charitable Society, Inc. land and by land now or formerly of Alphonse J. Lozoraitis et ux, one hundred eighty five and eighty-seven hundredths (185.87') feet;

WESTERLY	sixty and ninety-three hundredths (60.93') feet;

SOUTHWESTERLY	about one hundred nineteen (119') feet by said Lozoraitis land;

WESTERLY	by Lake Quinsigamond;

NORTHERLY	one hundred seventy-eight (178') feet; and

WESTERLY	forty-five hundredths (0.45') feet by land now formerly of the City of Worcester.

All of said boundaries are determined by the Court to be located as shown on a plan drawn by Francis B. Thompson, Douglas L. Liston, Surveyors, dated October 22, 1962 and July 31, 1964, as modified and approved by the Court and filed with the Land Registration Office, a copy of a portion of which is filed with Certificate of Title #6637.

EXHIBIT A-2

LEGAL DESCRIPTION OF WHITE CITY EAST SHOPPING CENTER

The land in Shrewsbury, Worcester County, Massachusetts, on the southerly side of the Boston and Worcester Turnpike (Route 9) and the northeasterly side of South Quinsigamond Avenue, being more particularly bounded and described as follows:

BEGINNING	at the southwesterly corner of the parcel herein described in the northeasterly line of South Quinsigamond Avenue, said point also being three hundred fifty-four and twenty-two hundredths (354.22') feet northwesterly of (measured on the northeasterly line of South Quinsigamond Avenue) an angle in said Avenue;

THENCE	North 22° 12' 00" West by the northeasterly line of South Quinsigamond Avenue, three hundred eighty-three and thirty-five hundredths (383.35') feet to a point of curvature to the right leading northerly, the radius of which is one hundred (100') feet;

THENCE	Northerly and Northeasterly by said curve to the right one hundred seventy-eight and fifteen hundredths (178.15') feet to a point in the southerly line of Boston and Worcester Turnpike (Route 9);

THENCE	North 79° 52' 27" East, by the southerly line of Boston and Worcester Turnpike (Route 9), four hundred thirty-seven and ninety-eight hundredths (437.98') feet to a point of curvature to the right leading easterly, the radius of which is nine thousand nine hundred ninety-five (9,995.0') feet;

THENCE	Easterly by said curve to the right, one hundred forty-four and fifty-five hundredths (144.55') to a point at land now or formerly of Russell;

THENCE	South 4° 02' 00" East, by said Russell land, sixty (60') feet to a point;

THENCE	North 81° 20' 00" East, still by said Russell land, thirty-five (35') feet to a point at land now or formerly of The Roman Catholic Bishop of Worcester;

THENCE	South 4° 02' 00" East, by said land of The Roman Catholic Bishop of Worcester, four hundred thirty-six and sixty-five hundredths (436.65') to a point at land now or formerly of Douglas Realty Co.;

THENCE	South 79° 52' 25" West, by said Douglas Realty Co. land, five hundred eighty-two and forty hundredths (582.40') feet to the point of beginning.

EXHIBIT B

ESCROW PROVISIONS

(a) The Deposit shall be held by Escrow Agent, and disbursed by Escrow Agent in the following manner:

(i) to Seller upon consummation of the Closing; or

(ii) to Seller upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision herein which states that Seller is entitled to the Deposit upon termination, and certifying the basis for such termination or (y) Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least five (5) days Business Days after it has sent a copy of such demand to Purchaser, in accordance with the notice procedure set forth in the Agreement nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of paragraph (b) of this Exhibit B; or

(iii) to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof which states that Purchaser is entitled to the Deposit upon termination, and certifying the basis for such termination, or (y) Seller has defaulted in performance of Seller's obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least the greater of five (5) Business Days after it has sent a copy of such demand to Seller in accordance with the notice procedure set forth in the Agreement, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of paragraph (b) of this Exhibit B.

(iv) to Purchaser upon receipt of written demand therefore upon during Due Diligence Period notice-without the obligation of Escrow Agent to have an opportunity to object.

(b) Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clause (ii) or (iii) of paragraph (a) above, Escrow Agent shall promptly send a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within five (5) Business Days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

(c) In the event of any dispute between the parties regarding the Deposit, Escrow Agent, at its option, may disregard all instructions received and either (i) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final unappealable judgment of a court of competent jurisdiction, or (ii) deposit the Deposit with a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

(d) Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Agreement shall be signed by Escrow Agent, Purchaser and Seller.

(e) Seller and Purchaser shall jointly and severally hold Escrow Agent harm less against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding. Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(f) Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction. After such resignation, Escrow Agent shall have no further duties or liability hereunder.

(g) Purchaser and Seller, together, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Escrow Agent, who shall sign a counterpart of this Agreement. Upon demand of such successor Escrow Agent, the Deposit shall be turned over and delivered to such successor Escrow Agent, who shall thereupon be bound by all of the provisions hereof.

(h) Seller and Purchaser shall share equally the responsibility for reimbursement to Escrow Agent of all out-of-pocket expenses, disbursements and advances (including reasonable attorneys' fees) incurred or made by Escrow Agent in connection with the carrying out of its duties hereunder. Escrow Agent agrees that it shall not charge any such fees, expenses, disbursements or advances if the Deposit is released from escrow hereunder without a dispute between Seller and Purchaser with respect thereto.

(i) Escrow Agent's agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Deposit in accordance with the terms of this Agreement.

EXHIBIT E

SERVICE CONTRACTS

Active Vendors: White City Shopping Center (Both Sides)	Service Contract Expiration	Service Provided

C.A. Senecal Electrical Services, Inc.	10/9/2015	Fire Alarm & CAM Electrical
Central Mass Power Washing & Restoration, Inc.	5/9/2016	Sidewalk & Pylon Cleaning
E.L. Harvey & Sons, Inc.	1/16/2016	Dumpster Services
GG Fire Protection	2/28/16	Sprinkler Inspection & Repairs
Gustafson Plumbers	No Expiration Date	Sewer Jet, Catch Basin, & General Plumbing
Landscaping Etc., Inc.	4/12/2016	Sweep, Trash, Landscaping
Mark-A-Lot, Inc.	6/5/2017	Lot Markings
NorthStar Construction	3/21/2017	Roofing Repairs
Ransford Pest Control	3/12/2015	Pest Control
Rutland Nurseries	5/1/2015	Conservation Pruning
RW Bruno Heating & Cooling, Inc.	10/30/2015	Vacant & LL HVAC Preventative & Repairs
Silktown Roofing	12/31/2014	Roofing Repairs
Sullivan Commercial Painting, Inc.	4/14/2017	Common Area Painting
Trinity Industries	5/1/2017	Snow Management

EXHIBIT F

ENVIRONMENTAL REPORTS

l.          Phase I and II Environmental Site Assessment of White City Shopping Center and White City East Shopping Center, Shrewsbury, Massachusetts dated, October 27, 2010, prepared for Charter Realty & Development Corp. (or its designated nominee acquiring title to the Shopping Center) and Sovereign Bank, by EBI Consulting, 21B Street, Burlington, MA 01803, Project No. 11105595.

2.          Memorandum dated November 30, 2010, File No. 37582-000, from Haley & Aldrich, Inc. to Charter Realty & Development Corp., subject: Environmental Due Diligence - Summary of Findings, White City Shopping Center and White City East Shopping Center, Shrewsbury, Massachusetts.

3.          Asbestos Building Materials Survey for White City Shopping Center, Shrewsbury, Massachusetts, November 19, 2010, ALG Environmental Consulting, LLC, 20 Island Pond Road, Derry, NH 03038.

4.          Phase I Environmental Site Assessment, Proposed Firestone Complete Auto Care, White City East Shopping Center, Shrewsbury, Massachusetts, February 8, 2013, Watterson Environmental Group, LLC, 5800 Monroe Street, Building A-2, Sylvania, Ohio 43560.

5.          Asbestos Survey, Firestone Complete Auto Care, February 8, 20 I 3, Watterson Environmental Group, 8585 Pyott Road, Suite 200, Lake in the Hills, IL 60156.

6.          Documentation of Lift and Oil/Water Separator Removal Activities and Limited Removal Act ion (LRA), Former Firestone Complete Auto Center, October 30, 2013, Watterson Environmental and Facilities Management, 5800 Monroe Street, Building A-2, Sylvania, OH 43560.

7.          Memorandum dated December 6, 2010, Asbestos Survey Report Review, CNS Management Corp., 208 Newtown Road, Plainview, NY 11803.

8.          Memorandum dated February 2, 2014 from Anthony Ludden of Charter Realty to Karen Johnson of Charter Realty re J Cleaners Hydrocarbon Dry Cleaning System.

EXHIBIT G-1

WHITE CITY FORM OF DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO:

_________________________

_________________________

_________________________

____________________________________________________________________________________

                                                                            (Space Above This Line For Recorder's Use Only)

QUITCLAIM DEED

WHITE CITY PARTNERS LLC, a Delaware limited liability company with an office at c/o Charter Realty & Development Corp., 800 Westchester Avenue, Suite S- 632, Rye Brook, NY 10573 ("Granter"), for consideration paid in the amount of _______________ Dollars ($__________), hereby grants to __________, a __________ __________ having an address __________, with QUITCLAIM COVENANTS:

That certain tract or parcel of land, with all buildings and improvements thereon located at Boston Turnpike, Shrewsbury, Massachusetts, more particularly described in Exhibit A attached hereto.

Subject to real estate taxes and easements and other matters of record (Reference to title policy) and subject to the rights of current tenants and occupants ( These must be listed).

IN WITNESS WHEREOF, Granter has executed this instrument this ________ day of _______________, 2015.

WHITE CITY PARTNERS LLC

______________________

By:       Paul S. Brandes, President

Property Address: 20 Boston Turnpike, Shrewsbury, Massachusetts

STATE OF NEW YORK

COUNTY OF WESTCHESTER

On this _____ day of _____ , 2015, before me, the undersigned notary public, personally appeared Paul S. Brandes, proved to me through satisfactory evidence of identification, which was a driver's license, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as President of White City Partners LLC, a Delaware limited liability company.

Notary Public:

My commission

Expires:

EXHIBIT A to Quitclaim Deed

Legal Description

The land with buildings thereon in Shrewsbury, Worcester County, Massachusetts, bounded and described as follows:

NORTHERLY	by the southerly line of Boston-Worcester Turnpike (State Highway Route 9), four hundred ninety-two and sixty-six hundredths (492.66') feet;

EASTERLY	by the westerly line of South Quinsigamond Avenue, one thousand two hundred twenty-six and fifty hundredths (1,226.50') feet;

SOUTHERLY	five hundred and one and twenty hundredths (501.20') feet;

WESTERLY	twenty-six and fifty-six hundredths (26.56') by land now or formerly of the Lithuanian Charitable Society, Inc.;

SOUTHERLY	by said Lithuanian Charitable Society, Inc. land and by land now or formerly of Alphonse J. Lozoraitis et ux, one hundred eighty five and eighty-seven hundredths (185.87') feet;

WESTERLY	sixty and ninety-three hundredths (60.93') feet;

SOUTHWESTERLY       about one hundred nineteen (119') feet by said Lozoraitis land; WESTERLY by Lake Quinsigamond;

NORTHERLY	one hundred seventy-eight (178') feet; and

WESTERLY	forty-five hundredths (0.45') feet by land now formerly of the City of Worcester.

All of said boundaries are determined by the Court to be located as shown on a plan drawn by Francis B. Thompson, Douglas L. Liston, Surveyors, dated October 22, 1962 and July 31, 1964, as modified and approved by the Court and filed with the Land Registration Office, a copy of a portion of which is filed with Certificate of Title #6637.

EXHIBIT G-2

WHITE CITY EAST FORM OF DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO:

_________________________

_________________________

_________________________

____________________________________________________________________________________

                                                                            (Space Above This Line For Recorder's Use Only)

QUITCLAIM DEED

WHITE CITY EAST PARTNERS LLC, a Delaware Island limited company with an office at c/o Charter Realty & Development Corp., 800 Westchester Avenue, Suite S-632, Rye Brook, NY 10573 (“Grantor”), for consideration paid in the amount of _______________ Dollars ($__________), hereby grants to __________, a __________ __________ having an address at __________, with QUIT CLAIM COVENANTS:

That certain tract or parcel of land, with all buildings and improvements thereon located at Boston Turnpike, Shrewsbury, Massachusetts, more particularly described in Exhibit A attached hereon.

Subject to real estate taxes and easements and other matters of record (Reference to title policy) and subject to the rights of current tenants and occupants (Reference to specific tenants).

In WITNESS WHEREOF, Grantor has executed this instrument this _____ day of __________, 2015.

WHITE CITY EAST PARTNERS LLC

By: Paul S. Brandes, President

Property address: 70, 84, 88-120 Boston Turnpike and 21 South Quinsigamond Avenue, Shrewsbury, Massachusetts

STATE OF NEW YORK

COUNTY OF WESTCHESTER

On this _____ day of __________, 2015, before me, the undersigned notary public, personally appeared Paul S. Brandes, proved to me through satisfactory evidence of identification, which was a driver's license, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as President of White City East Partners LLC, a Delaware limited liability company.

Notary Public:

My commission expires:

EXHIBIT A to Quitclaim Deed

Legal Description

The land in Shrewsbury, Worcester County, Massachusetts, on the southerly side of the Boston and Worcester Turnpike (Route 9) and the northeasterly side of South Quinsigamond Avenue, being more particularly bounded and described as follows:

BEGINNING	at the southwesterly corner of the parcel herein described in the northeasterly line of South Quinsigamond Avenue, said point also being three hundred fifty-four and twenty-two hundredths (354.22') feet northwesterly of (measured on the northeasterly line of South Quinsigamond Avenue) an angle in said Avenue;

THENCE	North 22° 12' 00" West by the northeasterly line of South Quinsigamond Avenue, three hundred eighty-three and thirty-five hundredths (383.35') feet to a point of curvature to the right leading northerly, the radius of which is one hundred (100') feet;

THENCE	Northerly and Northeasterly by said curve to the right one hundred seventy-eight and fifteen hundredths (178.15') feet to a point in the southerly line of Boston and Worcester Turnpike (Route 9);

THENCE	North 79° 52' 27" East, by the southerly line of Boston and Worcester Turnpike (Route 9), four hundred thirty-seven and ninety-eight hundredths (437.98') feet to a point of curvature to the right leading easterly, the radius of which is nine thousand nine hundred ninety-five (9,995. 0') feet;

THENCE	Easterly by said curve to the right, one hundred forty-four and fifty-five hundredths (144.55') to a point at land now or formerly of Russell;

THENCE	South 4° 02' 00" East, by said Russell land, sixty (60') feet to a point;

THENCE	North 81° 20' 00" East, still by said Russell land, thirty-five (35') feet to a point at land now or formerly of The Roman Catholic Bishop of Worcester;

THENCE	South 4° 02' 00" East, by said land of The Roman Catholic Bishop of Worcester, four hundred thirty-six and sixty-five hundredths (436.65') to a point at land now or formerly of Douglas Realty Co.;

THENCE	South 79° 52' 25" West, by said Douglas Realty Co. land, five hundred eighty-two and forty hundredths (582.40') feet to the point of beginning.

EXHIBIT H

ASSIGNMENT AND ASSUMPTION OF LEASES,

SECURITY DEPOSITS AND SERVICE CONTRACTS

This Assignment and Assumption of Leases, Security Deposits and other Agreements (this "Assignment") is made this _____ day of __________, 2015, between [WHITE CITY PARTNERS LLC], with an address at c/o Charter Realty & Development Corp., 800 Westchester Avenue, Suite S-632, Rye Brook, NY 10573 and __________(the “Assignee”), with an address at __________ (the “Assignee”).

BACKGROUND

Assignor and Assignee entered into a certain Agreement of Purchase and Sale dated March _____, 2015 (the "Agreement of Sale"), in which Assignor agreed to sell and Assignee agreed to purchase certain real estate and other real and personal property more fully described therein, which real estate is described on Exhibit A attached hereto and made a part hereof (the "Property"). Pursuant to the Agreement of Sale, under which closing is taking place on the date hereof, Assignor desires to transfer and assign to Assignee all of Assignor's right, title, interest and privileges, as landlord, in and to (a) all existing leases, subleases, licenses and other occupancy agreements, together with all amendments, modifications or supplements thereto, for portions of the Property set forth on Exhibit 8 attached hereto and made a part hereof (the "Leases"), (b) all unapplied security deposits and guarantees and other security for the performance of the tenants' obligations under the respective Leases being held by Assignor with respect to the Leases and set forth on Exhibit B-1 attached hereto and made a part hereof (the "Security") and all service, equipment, supply and maintenance contracts or agreements that pertain to the Property as set forth on Exhibit B-2 attached hereto and made a part hereof (the "Service Contracts"), and Assignee desires to accept such assignment and assume Assignor's obligations under the Leases, including, without limitation, those in respect of the Security, and the Service Contracts. Any capitalized terms used in this instrument that are defined in the Agreement of Sale shall have the meanings given such terms in the Agreement of Sale.

NOW, THEREFORE, intending to be legally bound hereby, Assignor and Assignee agree as follows:

1. Assignor hereby absolutely and irrevocably transfers and assigns to Assignee all of Assignor's right, title, interest, claims and privileges, as landlord, in and to the Leases, the Security, and the Service Contracts. Except for the representations and warranties set forth in Article 6 of the Agreement of Sale, Assignor makes no representations and warranties with respect to the Leases. All such representations and warranties shall be subject to the terms and conditions of Article 6 of the Agreement of Sale.

2. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all loss, liability or damages, including, without limitation, reasonable attorney's fees and costs of suit, arising as a result of claims asserted against Assignee under the Leases and the

Service Contracts for events occurring prior to the date hereof. Notwithstanding anything in this Assignment or the Agreement of Sale to the contrary, all of the terms, conditions and limitations of liability of Assignor with respect to a breach of a representation and warranty of Assignor under the Agreement of Sale, as set forth in Section 6(d) of the Agreement of Sale, shall apply to the foregoing covenants, and the $2,000,000 limitation on liability set forth therein shall constitute an aggregate limitation of liability which shall apply to all breaches of the representations and warranties by Seller under Section 6(d) of the Agreement of Sale and breach of any certification made in a Seller estoppel certificate delivered pursuant to Section 8(b)(i)(K) of the Agreement and the foregoing covenants by Assignor.

3. Assignee hereby absolutely and irrevocably assumes and agrees to perform all of the Assignor's obligations, as landlord, arising or to be performed under the Leases from and after the date of this Assignment. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all loss, liability or damages, including, without limitation, reasonable attorney's fees and costs of suit, arising as a result of claims asserted against Assignor under the Leases for events occurring obligations arising under the Leases on or after the date hereof (including, without limitation, claims for the return of any Security listed on Exhibit "Bl").

4. Assignee hereby absolutely and irrevocably assumes and agrees to perform all of the obligations of Assignor under the Service Contracts that arise or are to be performed thereunder on or after the date hereof. Assignor agrees to indemnify, defend and hold harmless Assignee from and against any loss, cost, claim, liability or expense of whatever kind or nature under the Service Contracts arising or accruing prior to the date hereof. Assignee agrees to indemnify, defend and hold harmless Assignor from and against any loss, cost, claim, liability or expense of whatever kind or nature under the Service Contracts arising or accruing on or after the date hereof.

5. The rights and obligations of the parties hereto shall be binding upon and inure to the benefit of Assignee and Assignor and their respective successors and assigns.

6. This Agreement, its construction, validity and effect, and its interpretation, performance and enforcement, and the remedies therefor, shall be governed and construed by and according to the laws of the Commonwealth of Massachusetts.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one entire original Assignment.

[rest of page left blank]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first above written.

ASSIGNOR:

WHITE CITY PARTNERS LLC

By:

Paul S. Brandes, President

ASSIGNEE:

By:

Name:

Title:

Exhibit A to Assignment of Leases

Legal Description

Exhibit B to Assignment of Leases

List of Leases

Exhibit B-1 to Assignment of Leases

List of Security Deposits

Exhibit B-2 to Assignment of Leases

List of Service Contracts

EXHIBIT I

GENERAL INSTRUMENT OF TRANSFER AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that [WHITE CITY PARTNERS LLC], a Delaware limited liability company ("Grantor"), in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has bargained and sold and by this General Instrument of Transfer and Bill of Sale does GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER to __________, a __________ _____ ("Grantee"), all of the right, title and interest of Grantor, in and to the following (collectively, the "Assets"):

(a) All tangible personal property owned by Granter and now located upon, attached to, pertaining to, or used in connection with certain real property located at [20 Boston Turnpike], Shrewsbury, MA 01545 and more particularly described on Exhibit A attached hereto and made a part hereof (the "Real Estate"), including, without limitation, all equipment, fixtures, machinery, inventory, apparatus, blinds, curtains, and treatments, blueprints, plans, specifications, surveys, reports and appraisals and other tangible personal property of any kind and description; and

(b) All intangible personal property, to the extent in existence and assignable, owned by Granter and now located upon, attached to, pertaining to, or used in connection with the Real Estate, including, without limitation, all trade names (including, without limitation, the name [White City Shopping Center]), logos and telephone numbers, all warranties and guaranties given in connection with the construction or repair of the buildings, structures and other improvements on the Real Estate, or the purchase of any personal property, and all certificates of occupancy (or the local equivalent), permits, licenses, approvals and authorizations issued by any federal, state, county, municipal governmental or quasi-governmental branch, authority, district, agency, court, tribunal, department, officer, official, board, commission or other instrumentality.

The foregoing transfer is made without recourse and without representation or warranty whatsoever.

[signature on next page]

IN WITNESS WHEREOF, Grantor has executed this General Instrument of Transfer and Bill of Sale as of the ______ day of __________, 2015.

GRANTOR:

[WHITE CITY PARTNERS LLC]

By: Paul S. Brandes, President

Exhibit A to Bill of Sale

Legal Description

EXHIBIT J-1

FORM OF ESTOPPEL CERTIFICATE

TO: _______________, its mortgage lender, and their successors and/or assigns

The undersigned ________________ (“Tenant”), under that certain lease, dated __________ with [White City Partners LLC] ("Landlord"), for certain premises in [White City] Shopping Center located at [20 Boston Turnpike], Shrewsbury, MA 01545 (the "Shopping Center"), containing approximately __________ square feet (hereinafter referred to as the "Premises") hereby ratifies the Lease and certifies that:

1. The lease has not been modified, changed or amended except by the following documents: _______________________________________________________ (collectively, the “Lease”) [list here or state “none”]. The Lease is in full force and effect.

2. Tenant has accepted possession of and is now occupying the Premises.

3. The current term of the Lease commenced on _____________ and expires on __________. Tenant has _________ (____), remaining renewal options of ________ years each.

4. The present base or minimum monthly rental under the Lease is $________. Monthly rent commenced on __________, ______. Monthly rental has been paid through __________, 20____. There has been no prepayment of rent other than as provided by the Lease.

5. The amount of the security deposit paid under the terms of the Lease and not returned to Tenant is $__________.

6. To the best of Tenant's knowledge, there are no defaults under the Lease by Landlord, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default by Landlord under the Lease.

7. All work to be performed by Landlord under the Lease has been completed in accordance with the terms of the Lease and has been accepted by the undersigned; Tenant has received all construction allowances, rent concessions and other "free rent" which Tenant is entitled to receive under the Lease.

8. To Tenant's knowledge there are no current default-related credits, offsets or deductions to which it is entitled under the Lease.

9. Tenant has not previously assigned the Lease or sublet all or any portion of the Premises.

10. Tenant has no right or option to purchase any portion of the Shopping Center.

This certification is binding upon the undersigned and may be relied upon by you and any successor in interest to you or any mortgage lender of the Shopping Center.

The undersigned individual hereby certified that he is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

IN WITNESS WHEREOF, Tenant has executed and delivered this Estoppel Certificate effective ___________ ______, 2015.

By:

Name:

Title:

EXHIBIT J-2

FORM OF ESTOPPEL CERTIFICATE FOR PETCO

TO: ____________________, its mortgage lender, and their successors and/or assigns

The undersigned Petco Animal Supply Stores, Inc. (“Tenant”), under that certain lease, dated October 27, 2014 with White City Partners LLC ("Landlord"), for certain premises in the White City Shopping Center located at 20 Boston Turnpike, Shrewsbury, MA 01545 (the "Shopping Center"), containing approximately 18,363 square feet (hereinafter referred to as the "Premises") hereby ratifies the Lease and certifies that:

1. The lease has not been modified, changed or amended except by the following documents: First Amendment to Lease dated March _____, 2015 (collectively, the "Lease"). The Lease is in full force and effect.

2. There has been no prepayment of rent other than as provided by the Lease.

3. Tenant has not posted any security deposit.

4. To the best of Tenant's knowledge, there are no defaults under the Lease by Landlord, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default by Landlord under the Lease.

5. To Tenant's knowledge there are no current default-related credits, offsets or deductions to which it is entitled under the Lease.

6. Tenant has not previously assigned the Lease or sublet all or any portion of the Premises.

7. Tenant has no right or option to purchase any portion of the Shopping Center.

This certification is binding upon the undersigned and may be relied upon by you and any successor in interest to you or any mortgage lender of the Shopping Center.

The undersigned individual hereby certified that he is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

IN WITNESS WHEREOF, Tenant has executed and delivered this Estoppel Certificate effective ____________ ______, 2015.

Petco Animal Supply Stores, Inc.

By:

Name:

Title:

EXHIBIT K

PETCO ESCROW AGREEMENT

ESCROW AGREEMENT

(To be agreed upon during due diligence period and in conjunction with Chicago Title Insurance Company)

THIS ESCROW AGREEMENT (this "Agreement") is entered into as of ____________, 2015 by and among WHITE CITY PARTNERS LLC ("Seller"), ______________ ("Purchaser"), and ________ (the "Escrow Agent").

Recitals:

A. Seller and Purchaser have entered into an Agreement of Purchase and Sale dated as of _____________ (the "Purchase Agreement"), pursuant to which Seller agreed to sell, and Purchaser agreed to purchase, certain improved real property located in Shrewsbury, Massachusetts, all as more fully set forth therein. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

B. Pursuant to Section 17(b) of the Purchase Agreement, ______________ ($______) of the consideration to be received by the Seller pursuant to the Purchase Agreement is being deposited in escrow to be held as hereinafter provided.

C. Seller and Purchaser desire that Escrow Agent pay the Escrow Funds to Seller on the terms and conditions set forth herein and in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating the foregoing Recitals in their entirety, the parties hereto agree as follows:

1. Establishment of Escrow; Investment. Escrow Agent acknowledges receipt of ____________ and 00/100 Dollars ($___________). Such funds shall be held in an escrow account (the "Escrow Account") in the name of the Escrow Agent, subject to the terms and conditions set forth in this Agreement. All amounts held by Escrow Agent from time to time in the Escrow Account are hereinafter referred to as the "Escrow Funds". Unless directed in writing by the Seller and Purchaser, and subject to the following sentence, the Escrow Agent shall invest the Escrow Funds held in account in a United States bank or trust Company in an account insured by the Federal Deposit Insurance Corporation.

2. Amounts Earned on Escrow Fund; Tax Matters. All amounts earned on the Escrow Funds (interest, dividends or otherwise), shall become a part of the Escrow Account and shall be held hereunder upon the same terms as the original Escrow Funds. The parties agree that to the extent permitted by applicable law, including Section 468B(g) of the Internal Revenue Code of 1986, as amended; Seller will include all amounts earned on the Escrow Funds in its gross income for federal, state and local income tax purposes and pay any income tax resulting therefrom.

3. Disbursement of Escrow Funds. The Escrow Funds shall be held by the Escrow Agent in the Escrow Account. Escrow Agent is authorized and directed to disburse the Escrow Funds in accordance with the provisions of Section 17(b) of the Purchase Agreement, subject to Section 4 hereof Notwithstanding anything to the contrary set forth herein, as soon as practicable after receipt of a written direction or order issued by a court of competent jurisdiction, the Escrow Agent is authorized and directed to disburse the Escrow Funds as provided in such direction or order.

4. Demand, Objection. If either party makes a demand upon Escrow Agent for delivery of the Escrow Funds, Escrow Agent shall give notice to the other party of such demand. If a notice of objection to the proposed payment is not received from the other party within five (5) business days after the giving of notice by Escrow Agent, Escrow Agent is hereby authorized to deliver the Escrow Funds to the party who made the demand. If Escrow Agent receives a notice of objection within said period, then Escrow Agent shall continue to hold the Escrow Funds and thereafter pay them to the party entitled thereto when Escrow Agent receives (a) notice from the objecting party withdrawing the objection, or (b) a notice signed by both parties directing disposition of the Escrow Funds, or (c) a judgment or order of a court of competent jurisdiction.

5. Termination. This Agreement shall continue in effect until all Escrow Funds have been disbursed in accordance with Sections 3 and 4 of this Agreement.

6. The Escrow Agent. Any annual fees, or other expenses, due to Escrow Agent in connection with its performance of this Agreement shall be paid by one half by Seller and one-half by Purchaser. The Escrow Agent shall not be liable for any act or omission to act under this Escrow Agreement, except for its own gross negligence or willful misconduct. The Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Escrow Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement.

The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at least thirty (30) days prior to the date specified for such resignation to take effect. If the parties hereto do not designate a successor escrow agent within said third (30) days, the Escrow Agent may appoint another nationally recognized bank or trust company as successor escrow agent. Upon the effective date of such resignation, and provided that the successor escrow agent agrees in writing to be bound by the terms hereof, all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent or as otherwise shall be designated in writing by both Seller and Purchaser.

In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine such respective rights of the parties with respect to this Escrow Agreement, and upon doing so, the Escrow Agent shall be released from any obligations or liability to either party as a consequence of any such claims or demands.

7. Governing Law and Jurisdiction. This Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Each party hereto submits itself to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts and the United States District Court in and for the county in which the real property is located in the event of any action or proceeding concerning the Escrow Funds or this Agreement. If a dispute should arise under this Agreement and Escrow Agent shall elect to deposit the Escrow Funds into a court pursuant to an action of interpleader, such action shall be filed in one of the foregoing courts.

8. Counterparts. This Escrow Agreement may be executed in one or more counterparts, all of which documents shall be considered one and the same document.

9. Notices. Each notice, request, demand, consent, approval or other communication (hereafter in this Section referred to collectively as "notices" and referred to singly as a "notice") which a party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered with receipt therefor, sent by Federal Express or other overnight courier service, and sent by telecopier with confirmation of receipt noted by the sending machine. Any such notice shall be deemed given when received or when delivery is refused. All notices shall be addressed to the parties at the following addresses:

(a) If to Seller:

White City Partners LLC

c/o Charter Realty & Development Corp.

800 Westchester Avenue, Suite S-632

Rye Brook, NY 10573

Attention: Paul S. Brandes

With a copy to:

Acadia Realty Trust

1311 Mamaroneck Avenue, Suite 260

White Plains, New York 10605

Attention: Legal Department

and to:

Sacks Law Group, P.C.

707 Westchester Avenue

White Plains, NY 10604

Attn: Warren S. Sacks

(b) if to Purchaser:

_______________

_______________

_______________

Attn: ___________

with a copy to:

_______________

_______________

_______________

Attn: ___________

(c) if to the Escrow Agent:

_______________

_______________

_______________

Either party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices.

10. Miscellaneous.

(a) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(b) Waiver of Jury Trial. Each party to this Agreement waives trial by jury in any action, proceeding or counterclaim brought by any party to this Agreement against any other party to this Agreement on any matter arising out of or in any way connected with this Agreement.

(c) Interpretation. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Seller:

WHITE CITY PARTNERS LLC

By:

Paul S. Brandes, President

Purchaser:

By:

Name:

Title:

Escrow Agent:

By:

Name:

Title:

EXHIBIT L

INDEMNITY

Acadia Strategic Opportunity Fund III LLC

c/o Acadia Realty Trust

1311 Mamaroneck Avenue, Suite 260

White Plains, New York 10605

_______________, 2015

Inland Real Estate Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Re:	Indemnity re Breach of Certain Provisions of the Agreement of Purchase and Sale (the "Agreement") dated March 6, 2015 made by and between White City Partners LLC and White City East Partners LLC (collectively, "Seller"), and Inland Real Estate Acquisitions, Inc. (together with its nominee acquiring title to the Property, "Purchaser")

Ladies and Gentlemen:

Reference is hereby made to the Agreement. Pursuant to the Agreement, Seller is concurrently conveying the Property (as defined in the Agreement) to Purchaser.

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Acadia Strategic Opportunity Fund III LLC ("Acadia") agrees to hold harmless, indemnify and defend Purchaser from and against any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) ("Liabilities") incurred by Purchaser and resulting from (a) a breach of Seller's representations and warranties set forth in Section 6(a) of the Agreement, and (b) Seller's failure to comply with the terms of Section 17(a) of the Agreement, and (c) a breach of any certification in a Seller estoppel certificate delivered in accordance with Section 8(b)(i)(K) of the Agreement. The foregoing covenant shall be subject to all of the terms, conditions, restrictions and limitations of liability as are set forth in Sections 6(d) and 8(b)(i)(K) of the Agreement. Acadia also hereby agrees to guaranty payment to Purchaser of any damages payable by Seller under Section 9(b) of the Agreement.

[signature page follows]

Very truly yours,

Acadia Strategic Opportunity Fund III LLC

By:

Name:

Title: